Exhibit 10.27

info@portola.com www.portota.com	T: 650.246.7000 F: 650.246.7376	270 East Grand Avenue South San Francisco, CA 94080

Innovative Science. Patient Focused.

May 8, 2015

DELIVERED VIA EMAIL

Tao Fu

[email address]

Dear Tao,

On behalf of Portola Pharmaceuticals, Inc. (“Portola” or the “Company”), I am pleased to offer you an exempt position of Executive Vice President, Chief Commercial and Business Officer reporting directly to me. This role will be a member of the Portola executive committee.

Total Rewards: Annual Salary

Your salary will be paid at the rate of $32,616.67 per month ($391,400.00 annualized) less payroll deductions and all required withholdings. You will be eligible to receive Portola’s complete package of benefits and discretionary bonus program that is made available to all of the Company’s full-time employees. Details about these benefit plans will be made available for your review. Portola may modify compensation and benefits from time to time as it deems necessary.

Total Rewards: Target Bonus

You will be eligible to receive a target discretionary annual bonus of up to 45% of your base salary, based on the Company’s performance and your individual performance, subject to Portola’s policy for paying annual bonuses set forth in Portola’s Employee Handbook, as may be amended from time to time. Whether Portola awards bonuses for any given year, the allocation of the bonuses for Company and individual performance, and the amounts of such bonuses, if awarded, will be in the sole discretion of the Company as determined by its Board of Directors (the “Board”). If the Board approves payment of bonuses for any given year, the bonus amounts generally will be determined and paid within the first calendar quarter of the year based on the prior year’s performance. To incentivize you to remain employed with the Company, you must be employed on the date any bonus is paid in order to earn the bonus. If your employment terminates for any reason prior to the payment of the bonus, then you will not have earned the bonus and will not receive any portion of it.

Total Rewards: Equity

Stock Options

Subject to approval by the Portola Board of Directors, you will be granted an option to purchase 140,000 shares of the Company’s common stock, subject to the terms and conditions of Portola’s equity incentive plan, pursuant to a stock option grant notice and stock option agreement that will be provided to you following the date of grant. The exercise price of the option will be the closing price of Portola’s Common Stock on the date of grant. The option will be subject to a four (4) year vesting schedule, such that 25% of the shares will vest on the first anniversary of the commencement of your employment, with the balance vesting in equal monthly installments over the subsequent thirty-six (36) months, until either your option shares are fully vested or your employment ends, whichever occurs first, in each case subject to your continued employment with the Company through the applicable vesting dates.

Restricted Stock Units (RSUs)

Subject to approval by the Portola Board of Directors, you will be granted 2,500 Restricted Stock Units that will vest and become non-forfeitable, assuming your continued employment with the Company upon each vesting date, annually over three years.

Performance Stock Units (PSUs)

Subject to approval by the Portola Board of Directors, you will be granted 25,000 Performance Stock Units. Each PSU represents a contingent right to receive one share of the Company’s common stock. At any time over the four years following the date of the award, 5,000 of the shares subject to each PSU award will be earned when the average closing price of Portola’s stock measured over 45 consecutive trading days on the NASDAQ Global Select Market is above $50.00 per share, and the remaining 20,000 of the shares subject to each PSU award will be earned when the average closing price of Portola’s stock over 45 consecutive trading days is above $60.00 per share. Any shares earned will vest on the one year anniversary of the date such shares were earned (even if outside of the four year performance period), subject to continuous service as of each such date. Upon vesting, you will receive shares of the Company’s common stock.

Ongoing Equity Awards

In addition, you will be eligible to participate in the Company’s annual performance stock program under the terms and conditions of the program. Your participation and the terms and conditions of the program are subject to approval by the Board.

Total Rewards: Additional Benefits

In addition to your compensation package, you will receive the following:

Relocation Assistance:  Up to $150,000.00, in assistance which will help with the move of your household goods, temporary housing, and all miscellaneous moving expenses. Details of Portola’s relocation reimbursement assistance program are outlined on page five of your offer. Your receipt of this assistance may be subject to repayment upon termination of your employment as set forth in Portola’s relocation assistance program, as may be amended from time to time. If you have any questions about the program, please contact Human Resources.

Executive Severance Benefits Agreement:  Provides compensation and benefits in the event that you are subject to certain qualifying terminations of employment, including a change in control and an involuntary termination without cause. The compensation and benefits are subject to the terms of the Company’s form of severance benefits agreement for similarly situated employees.

Sign-On Bonus:  Payable upon your start date you will receive a one-time sign-on bonus payment of $75,000.00, less required taxes and withholdings. You are required to repay this bonus to the Company in full if you terminate your employment with the Company for any reason, or are terminated for cause, within the first twelve (12) months of your employment. You authorize the Company to deduct such amounts from any wages, vacation pay, expense reimbursements or other compensation due to you upon termination of employment, subject to the requirements of applicable law. You agree to repay to the Company any remaining amounts owed by you that are not satisfied by such deductions within sixty (60) days following your employment termination date.

Confidentiality

As a Portola employee, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Portola proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Acknowledgements

By signing below, you agree that your employment with Portola is “at will,” which means you may terminate your employment with Portola at any time and for any reason whatsoever simply by notifying Portola, and likewise, Portola may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer. Portola reserves the right, in its sole discretion, to adjust salaries, incentive compensation, stock plans, employee benefits, job titles, locations, duties, responsibilities and reporting relationships.

This letter, together with the Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Portola. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Portola. As required by law, this offer is subject to satisfactory proof of your right to work in the United States of America.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your employment offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

Please sign and date this letter and return it to the Company by Wednesday, May 13, 2015, if you wish to accept employment at Portola under the terms described above.

-SIGNATURE ON NEXT PAGE-

We welcome you to the Portola team and look forward to your contribution to the Company’s success.

Yours truIy,

/s/ William Lis
William Lis
Chief Executive Officer

Accepted:

/s/ Tao Fu	June 15, 2015
Tao Fu	Start Date (Mondays)

Dear Tao,

The objective of Portola Pharmaceuticals, Inc. (“Portola” or the “Company”) relocation program is to provide cost-effective financial assistance for newly hired employees and their immediate family members. While our program is developed to reimburse most of the costs you will incur, it does not necessarily reimburse all expenses associated with your move. In addition, your receipt of this assistance may be subject to repayment upon termination of your employment as set forth in this policy, as may be amended from time to time.

You are encouraged to become thoroughly familiar with the aspects of the program that apply to you. You will not be reimbursed for any extra expenses you incur outside the guidelines of this program.

Eligibility

The provisions of this policy apply to you, your immediate family, and other household members who permanently reside in your primary residence and will continue to live with you when your job relocates. This definition does not provide for moving an individual employed by you.

Duration

The relocation process must be completed no later than twelve (12) months after you are transferred. No reimbursements will be made for expenses incurred or submitted more than twelve (12) months after your start date.

Relocation Assistance

The Right Move Group is our preferred vendor for relocation assistance.  You will be reimbursed up to $3,000.00 in destination services that include tours of the Bay Area, references for moving companies, information about local schools and housing market analysis.

Closing Costs

You will be reimbursed for reasonable costs incurred for loan applications, recording fees, and certain other closing costs, but not including prepaid expenses such as real estate taxes and property insurance or costs for services normally paid by sellers of residential properties or provided by title companies and closing agents as part of other services.

Transportation of Household Goods

You will be responsible for the selection of the moving carrier to handle the shipment of your household goods. The Company will reimburse you for the following:

•	Packing and unpacking
•	Movement of all authorized household goods and personal effects to the new place of residence.
•	Normal appliance disconnections and connections (limited to washer, dryer and refrigerator)
•	Overtime and weekend packing will be allowed only in unavoidable circumstances and must have prior authorization from Human Resources.

The Company will not reimburse you for any of the following:

a.	The shipment of:
•	Food, perishables, alcoholic beverages, combustible items and items that may cause contamination or damage to other goods.
•	Recreational motor vehicles, boats or airplanes
•	Patio slate, bricks, cement or sand
•	Indoor and outdoor plants, fertilizer
•	Disassembled vehicles or motors
•	Firewood, lumber, building material
•	Large machinery, workshop equipment
•	Swimming pools or spas
•	Jewelry, precious stones, legal documents, stamp or coin collections, money (cash, securities, bonds, notes)
•	Outbuildings, storage sheds, greenhouses, or farm equipment
•	Satellite dishes
•	Animals (other than domesticated animals)
•	Illegal items - as per ICC regulations
b.	Maid service
c.	Plumbing, electrical work, carpentry, disassembling or setting up large equipment (playground equipment, workshop, water beds, draperies, etc), telephone or cable hookups
d.	Special servicing (i.e. piano tuning)

Note: If your household goods total less than 1000 pounds, you will be ineligible for van-line moving service. You will then be reimbursed for reasonable UPS shipping or U-Haul truck rental costs, including applicable mileage and tolls. See Final Move Expenses section for further details.

Packing of Household Goods

Neither the moving carrier nor the Company will accept responsibility for breakage of articles packed by you.  Items of value such as deeds, coin and stamp collections, jewelry and precious stones should not be shipped with the carrier. You should carry these items yourself during the move. The Company will not reimburse labor costs for the unpacking of owner-packed items.

Insuring Household Goods

We will reimburse full coverage, based on the replacement value of household goods against loss or damage to a maximum of $50,000. The expense of any additional coverage, available through the carrier, will be your responsibility.

Loss and/or Damage Claims

It is your responsibility to promptly file a claim with the van line for any loss or damages related to transported goods within 90 days of delivery. Any noticeable damage at the time of delivery should be brought to the attention of the driver and followed up by you with a claim in writing to the carrier. The best proof of claim is a notation on the bill of lading, inventory listing or delivery report. These reports can be obtained from the carrier. Be sure to also report any claims to the van line customer service representative.

Storage of Goods

Household goods may be stored for a period not to exceed 30 days. If you exceed the number of storage days authorized, you will assume the cost for the additional storage time; however, the Company will still reimburse the charges for delivery to the final residence provided it falls within the one-year policy. Partial delivery from storage to residence is not covered by the Company.

Gratuities

Gratuities for any service will not be reimbursed.

Transportation of Personal Automobiles

If the distance to the new location is greater than 500 miles from the original city, the Company will reimburse you for the shipment of one (1) automobile per adult in the family to a maximum of two (2) vehicles. The blue book value of the automobile(s) must exceed the cost of shipping.

Shipment of the automobile will be made via loading on the moving van with your household goods, drive-away service or car carrier service. If you sell a car in lieu of shipping or driving, there will be no reimbursement for loss on sale.

The Company will reimburse for related expenses, as outlined in the Final Move Expenses section of this program, while driving to the new location.

Final Move Expenses - One Way Travel

The Company will reimburse the cost of transportation for you and your family for the final move trip from the old to the new location.

Travel by Airplane

The Company will reimburse you for two (2) round trip economy flights for you and your spouse, and one (1) round trip economy flight for you and your family.

Travel by Automobile

You must drive a minimum of 350 miles per day over the most direct route. You will be reimbursed for highway and bridge tolls and at the standard rate per mile. To be reimbursed for reasonable lodging expenses en route, you must submit original receipts.

Temporary Living Assistance

If you are not able to move into permanent quarters upon arrival to California, the Company will reimburse you for temporary living quarters for up to 90 consecutive days for you and your family.

You will be reimbursed for reasonable temporary living expenses as defined below:

•	Rental car: One car, up to 14 days maximum or until personal car arrives
•	Lodging: Studio kitchenette temporary housing for 90 consecutive nights maximum

Return Visit to Former Location

Should you precede your spouse to the new location during temporary living, you will be reimbursed for two (2) return trips home. Round-trip transportation (airfare or mileage) and airport parking will be the only reimbursable expenses. Transportation can be economy/coach airfare or personal automobile at the standard mileage reimbursement rates. Hotel and automobile rental are not reimbursable expenses.

Relocation Allowance

Relocation eligible employees are not eligible for a relocation allowance.

Recovery of Relocation Expenses

The termination of your employment with Portola Pharmaceuticals, Inc. by you for any reason, or by the Company for cause or due to your performance or conduct, in each case within one year from effective date of employment or transfer will result in forfeiture of any remaining program benefits as of the termination date.

The Company reserves the right to request reimbursement of all relocation expenses according to the following schedule~~:~~.  You authorize the Company to deduct such amounts from any wages, vacation pay, expense reimbursements or other compensation due to you upon termination of employment, subject to the requirements of applicable law.  You agree to repay to the Company any remaining amounts owed by you that are not satisfied by such deductions within sixty (60) days following your employment termination date.

Length of Service from Effective Date of Employment	Reimbursement % Due Company for All Relocation Expenses
Termination within 3 months	100%
Termination within 6 months	85%
Termination within 9 months	60%
Termination within 12 months	50%

Taxes

The Internal Revenue Service (IRS) generally considers reimbursements of moving and relocation expenses to be “compensation for services” rendered. Subject to a number of restrictions, dollar limitations and rules (see IRS Publication 521, Moving Expenses), the following expenses are generally excluded from income and are not reportable as wages to the IRS:

•	Costs incurred for the transportation of household goods and effects
•	Costs of travel to the new residence, including lodging but excluding meals.

The above costs must be in connection with a move in which you must travel more than 50 miles, one way from your principal residence because of a change in work area requested by Portola Pharmaceuticals, Inc. In addition, you must be a full-time employee for at least 39 weeks during the 12 months immediately following your arrival in the location for these costs to be excluded from income.

The following costs are considered income:

•	Temporary living expenses in the general area of the new workplace
•	Any meals connected with the relocation
•	Mileage in excess of $0.575 per mile

You are solely responsible for paying any applicable taxes associated with any payments or benefits provided under this policy. Any taxable reimbursements will be paid to you within 60 days after the date you submit receipts for the expenses, provided you submit those receipts within 45 days after you incur the expense. For the avoidance of doubt, if any reimbursements payable to you are subject to the provisions of Section 409A of the Internal Revenue Code: (i) to be eligible to obtain reimbursement for such expenses you must submit expense reports within 45 days after the expense is incurred, (ii) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (iii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (iv) the right to reimbursement under this agreement will not be subject to liquidation or exchange for another benefit.

Acknowledgement

I acknowledge that I have read, understood and agree to the pay back provisions of this relocation assistance program if I choose to terminate my employment within twelve months of my start date.

/s/ Tao Fu	5/11/15
Signature	Date